EXHIBIT 10.35

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April 12, 2010

Dear Dave,

It is my great pleasure to notify you of your promotion to Vice President NAF Sales, effective April 15, 2010. As VP, you will continue to report to me and will retain your current supervisory role over our direct Sales organization. You have demonstrated to me and to the rest of the Senior Team that you are an incredibly productive, collaborative, and professional team player. Your development of the NAF organization thus far has been impressive, and I trust that you will continue to drive them to great levels of achievement for the rest of 2010 and beyond.

As a result of your promotion, your Base Salary will be increased to $175,000 per year. In addition, your Variable Compensation at target will be $110,000. The Variable Compensation will be paid monthly, based on the attainment of Revenue objectives and my discretion. We will lock the balance of your Variable Compensation into the Q2-Q4 Forecast developed at our recent off-site. Finally, I am delighted to conditionally extend an offer of 250,000 shares of Stock Options (subject to Board/Compensation Committee approval). If we deliver the business results that I believe are within our grasp, your stock options will provide a wonderful financial outcome for you and your family.

I’ve enjoyed our working relationship this far and look forward to this continuing. Congratulations on the promotion, Dave!

Sincerely,

/s/ Gordie

Gordie Nye
President & Chief Executive Officer

4698 Willow Road  Pleasanton, CA  94588 P  (888)-ZELTIQ-1  F (925) 474-7599  www.zeltiq.com